 FOR IMMEDIATE RELEASE
                                                                                                                                                                                                                                                                     Contact:                      Bob Deere
                                                                                                                                                                              Chief Financial Officer
                                                                                                                                                                              (713) 860-2516

GENESIS ENERGY, L.P. REPORTS SECOND QUARTER 2009 RESULTS

Houston, Texas – August 6, 2009 – Genesis Energy, L.P. (AMEX: GEL) today announced its second quarter net income and Available Cash before Reserves. Results for the quarter ended June 30, 2009 included the following items:

•	Net income for the second quarter of 2009 was $4.5 million, or $0.13 per unit. In the second quarter of 2008, Genesis had net income of $7.3 million, or $0.17 per unit.

•
For the second quarter of 2009, we generated total Available Cash before Reserves of $22.2 million as compared to $21.3 million in the first quarter of 2009 and $26.2 million for the second quarter of 2008. Available Cash before Reserves is a non-GAAP measure that is defined and reconciled later in this press release to its most directly comparable GAAP financial measure, net cash provided by operating activities.  Net cash provided by operating activities was $15.9 million and $5.3 million for the second quarter of 2009 and 2008, respectively, and $3.2 million for the first quarter of 2009.

•
On August 14, 2009, we will pay a total quarterly distribution of $15.3 million attributable to our financial and operational results for the second quarter of 2009, including $13.6 million payable to our common unitholders based on our quarterly distribution rate of $0.345 per unit, and $1.7 million payable to our general partner, which includes its incentive distribution amount.  Given the total Available Cash before Reserves generated for the second quarter of 2009, the coverage ratio for our total distribution was approximately 1.5 times.

•
The distribution for the second quarter of 2009 is our sixteenth consecutive quarter with an increase in the per unit distribution.  The distribution of $0.345 per unit represents a 2.2% increase in the distribution paid relative to the previous quarter and an approximately 9.5% increase over the year earlier period.

Grant Sims, CEO said “We are quite pleased with our quarterly results, especially the improvement in segment margin and Available Cash before Reserves over the corresponding amounts we generated in the first quarter of 2009.  We have worked hard to manage our costs and seek out incremental opportunities across all of our business segments to respond to the challenges posed by the current macroeconomic environment.”

Sims added, “Comparisons to the ’year earlier’ period are difficult because that economic environment doesn’t exist anymore.  While our challenges have not totally gone away, we feel more optimistic than we did just two months ago about our businesses’ ability to produce financial results.  Because of our employees’ hard work and our belief in the sustainability of our results, we’re very proud to have been able to continue our string of consecutive quarters of increasing our distribution to unitholders.”

Financial Results – Second Quarter

To provide a view of current earnings trends, we will initially compare the second quarter of 2009 to the first quarter of 2009, and then follow that discussion with a comparison of the second quarter of 2009 to the same period in 2008.

Comparison Second Quarter 2009 to First Quarter 2009

Net income for the second quarter was $4.5 million, which decreased by $0.8 million from the first quarter of 2009.  An increase in depreciation and amortization expense of $0.7 million accounted for most of this difference.

Segment Margin

Segment margin is defined and reconciled later in this press release to income before income taxes.  As we integrated the acquisition we made in 2007, we changed our definition of segment margin and have reflected those changes in the discussions that follow.  Segment margin now includes costs such as general and administrative costs that are directly incurred by the business segment.  Segment margin also includes all payments received under direct financing leases.  In order to improve comparability between periods, we exclude from segment margin the non-cash effects of our equity-based compensation plans that are impacted by the changes in market prices of our units.  For the first two quarters of 2009, segment results were as follows:

	Pipeline	Refinery	Supply &	Industrial
	Transportation	Services	Logistics	Gases	Total
	(in thousands)
Segment margin (1)

Three months ended June 30, 2009	$10,347	$13,190	$6,600	$2,869	$33,006

Three months ended March 31, 2009	$10,225	$12,759	$5,956	$3,023	$31,963

(1)
Segment margin was calculated as revenues less cost of sales, operating expenses and segment general and administrative expenses, plus our share of the distributable cash generated by our joint ventures.  Segment margin excludes the non-cash effects of our stock-based compensation plans, and includes the non-income portion of payments received under direct financing leases.  A reconciliation of segment margin to income before income taxes is presented for periods presented in the table at the end of this release.

Pipeline segment margin increased slightly between the first and second quarters of 2009, despite a drop in average volumes per day to 58,535 barrels for crude oil and 134,570 Mcf for CO2 on the Free State pipeline.  The effects of the volumetric declines were offset by increased pipeline loss allowance revenue resulting primarily from higher market prices for crude oil.  Volumes declined most on our Texas System which has the lowest average per barrel tariff of our crude oil pipeline systems.

Our refinery services segment margin increased $0.4 million between the 2009 quarterly periods.  Several factors contributed to the increase in segment margin.  While NaHS volumes decreased by 5,321 dry short tons (DST) from 26,229 DST to 20,908 DST, sales of caustic soda increased by 2,863 DST from 16,900 DST to 19,763 DST.  We are a very large consumer of caustic soda, and our economies of scale and logistics capabilities allow us to effectively market caustic soda to third parties.  Market prices for caustic soda continued to decline in the second quarter, which when coupled with additional measures to reduce costs, resulted in raw material and processing costs decreasing 13% as a percentage of revenue.  Delivery costs increased as a percentage of revenue by 2% as market prices for fuel increased.  Together these changes combined to result in the segment margin increase.

Supply and logistics segment margin increased by more than $0.6 million between the quarters as the availability of fuel oil volumes in our markets improved, and we were able to acquire more petroleum products for blending and sale.  In the second quarter of 2009, volumes that we marketed increased by more than 16% over the 2009 first quarter.  During the second quarter, we acquired access to 500,000 barrels of leased storage capacity on the lower Mississippi River (a portion of which is sublet to third parties.)  Our access to increased storage facilities and barge transportation through our DG Marine joint venture provided us additional opportunities to supply customers with fuel oil.

 Our industrial gases segment was the only segment not reporting an increase in segment margin for the second quarter as compared to the first quarter of 2009.  The contribution of our industrial gas joint ventures declined slightly in the second quarter due primarily to a planned turnaround (or maintenance operation) at one facility that started in the second quarter and is expected to be completed in the third quarter of 2009.

Other Components of Net Income

Depreciation and amortization increased $0.7 million as all of DG Marine’s barges, push boats and other capital projects were completed and placed in service.

Increased interest costs of $0.3 million also reduced net income between the quarters.  The increase in interest expense was primarily a function of additional borrowings by DG Marine to acquire the last of the barges it had under construction and by us to exploit opportunities to profit from increasing our short-term hedged crude oil inventory positions.

Available Cash

Several adjustments to net income are required to calculate Available Cash before Reserves.  The calculation of Available Cash before Reserves for the quarters ended June 30, 2009 and March 31, 2009 is as follows:

	Three Months Ended
	June 30, 2009	March 31, 2009
	(in thousands)

Net income attributable to Genesis Energy, L.P.	$4,456	$5,290
Depreciation and amortization	16,133	15,419
Cash received from direct financing leases not
included in income	929	907
Cash effects of sales of certain assets	52	405
Effects of available cash generated by equity method
investees not included in income	170	(1,289)
Cash effects of stock appreciation rights plan	(3)	(4)
Non-cash tax expense	627	460
Earnings of DG Marine in excess of distributable cash	(904)	(1,970)
Other non-cash items, net, including equity-based
compensation	2,222	3,072
Maintenance capital expenditures	(1,474)	(948)
Available Cash before Reserves	$22,208	$21,342

We generated Available Cash before Reserves (a non-GAAP measure) of $22.2 million during the second quarter of 2009, as compared to $21.3 million for the first quarter.  Net cash flows provided by operating activities were $15.9 million for the second quarter period in 2009, and $3.2 million for the first quarter.  (Please see the accompanying schedules for a reconciliation of Available Cash before Reserves, a non-GAAP measure, to net cash flow provided by operations, the GAAP measure.)

The increase in Available Cash before Reserves between the two 2009 quarters can be attributed to the increase in segment margin between periods, adjusted for the segment margin generated by DG Marine which we exclude from the calculation of Available Cash before Reserves (due to the requirement that DG Marine reduce its balance under its credit facility before distributions are made to its partners).  These items were offset slightly by an increase in maintenance capital expenditures.

Comparison Second Quarter 2009 to Second Quarter 2008

Net income for the second quarter decreased by $2.9 million over the same period in the previous year, with $2.4 million of that decline due to a non-cash charge related to executive compensation.

Segment Margin

The following table presents selected financial information by segment for the three-month reporting periods:

	Pipeline	Refinery	Supply &	Industrial
	Transportation	Services	Logistics	Gases	Total
	(in thousands)
Three Months Ended June 30, 2009
Segment margin (1)	$10,347	$13,190	$6,600	$2,869	$33,006

Maintenance capital
expenditures	$476	$51	$947	$-	$1,474

Revenues:
External customers	$10,883	$35,923	$291,607	$3,791	$342,204
Intersegment	1,572	(1,329)	(243)	-	-
Total revenues of reportable segments	$12,455	$34,594	$291,364	$3,791	$342,204

Three Months Ended June 30, 2008
Segment margin (1)	$7,261	$16,279	$7,780	$3,686	$35,006

Maintenance capital
expenditures	$-	$208	$-	$-	$208

Revenues:
External customers	$8,885	$55,727	$571,478	$4,450	$640,540
Intersegment	2,001	-	(2,001)	-	-
Total revenues of reportable segments	$10,886	$55,727	$569,477	$4,450	$640,540

(1)
Segment margin was calculated as revenues less cost of sales, operating expenses and segment general and administrative expenses, plus our share of the distributable cash generated by our joint ventures.  Segment margin excludes the non-cash effects of our stock-based compensation plans, and includes the non-income portion of payments received under direct financing leases.  A reconciliation of segment margin to income before income taxes is presented for periods presented in the table at the end of this release.

Pipeline transportation segment margin for the second quarter of 2009 increased $3.1 million as compared to the second quarter of 2008.  Two CO2 pipeline dropdown transactions from Denbury completed at the end of May 2008 contributed $4.6 million of additional segment margin for the second quarter of 2009 compared to the 2008 quarter.  Throughput decreased on the crude oil pipeline systems by 13%, with that impact being mitigated partially by the relatively low tariff rate on our Texas System which experienced our largest volumetric decrease.  Our Jay System volumes declined 2,521 barrels per day primarily because a producer connected to our Jay System curtailed production volumes.  In addition, our pipeline loss allowance volumes declined 691 barrels from the second quarter of 2008.  That decline in volumes, coupled with the decline in crude oil market prices, resulted in a decrease of $1.5 million from our pipeline loss allowance revenues.  Operating costs were consistent quarter to quarter.

Refinery services segment margin was $13.2 million for the second quarter of 2009, a decrease of $3.1 million from the corresponding 2008 quarter.  While we experienced a decrease in NaHS volumes of approximately 55%, we have taken advantage of our logistics capabilities and economies of scale to increase caustic sales to third parties.  As a result, our caustic soda sales volumes increased by 18% to 19,763 dry short tons (DST).  Raw material and processing costs related to providing our refinery services and supplying caustic soda as a percentage of our segment revenues declined 8% between the periods.  As the market price of caustic soda has fluctuated in 2008 and 2009, we have managed our acquisition costs by controlling the timing of our purchases and our logistics costs.   Market prices for caustic soda increased throughout 2008

to a high of approximately $1,000 per DST in the fourth quarter of 2008.  Since that time market prices of caustic soda have decreased to approximately $325 per DST. Market prices for caustic soda averaged $547 per DST and $450 per DST in the second quarters of 2008 and 2009, respectively. The costs of delivering NaHS and caustic soda to our customers declined as a percentage of segment revenues by 5% between the two quarterly periods.  Freight demand and fuel prices declined in the 2009 period as compared to the second quarter of 2008 as economic conditions reduced transportation needs in the market and the decline in crude oil prices reduced the cost of fuel used in transporting these products.

Supply and logistics segment margin was $6.6 million in the second quarter of 2009 compared to $7.8 million in the second quarter of 2008.  The DG Marine barge operations we acquired in July 2008 added approximately $2.5 million to our segment margin in the second quarter of 2009. Contango pricing in the crude oil market provided opportunities for us to hold more barrels in storage tanks to take advantage of higher oil prices for future deliveries. We hedge the future delivery price with the use of derivative contracts (principally NYMEX futures) and minimize price risk.  During the second quarter of 2009, we averaged approximately 226,000 barrels of crude oil in inventory and recorded $0.9 million of segment margin related to storing and hedging crude oil.  Offsetting these improvements in segment margin was a decrease in the margins in our crude oil gathering and petroleum products marketing operations. In 2009, we experienced some reduction in volumes as a result of crude oil producers’ choices to reduce operating expenses or postpone development activities that could have enhanced or maintained existing production levels.  Also, market inefficiencies developed in the heavy-end refined products in the 2008 quarter as crude oil and light-end products experienced sharp increases.  Due to our logistics equipment, we were able to benefit from improved blending opportunities during the 2008 period.  In the 2009 quarter, gasoline demand had declined significantly and refiners reduced their production rates.  Our blending economics narrowed as volatility in prices declined in correlation to decreased demand.  Somewhat offsetting these declines were the additional opportunities to handle the heavy end of the refined barrel due to our access to the additional leased heavy products storage and to barge transportation capabilities through our DG Marine joint venture. However as a result of all of the above factors, our crude oil and petroleum products marketing activities contributed $4.6 million less to segment margin in 2009 than in the second quarter of 2008.

Segment margin from our industrial gases segment declined between the second quarter periods as sales of CO2 to our industrial gases customers were affected by macroeconomic conditions.  Our customers process the CO2 for further sale to beverage and food processing customers and to parties who use the gases in tertiary oil recovery and other industrial processes.  In addition, a planned turnaround that started at the facility of our syngas joint venture reduced the contribution of that venture in the second quarter of 2009.

Other Components of Net Income

The amount we recorded as depreciation and amortization expense declined in the second quarter of 2009 as compared to the second quarter of 2008 by $0.6 million.  We are amortizing our intangible assets over the period during which the intangible asset is expected to contribute to future cash flows.  As a result, amortization is generally greater in the initial years after an acquisition.  The decline in intangible asset amortization was partially offset by depreciation on DG Marine’s barge fleet, acquired in July 2008.

Corporate general and administrative expenses increased $1.8 million between the second quarter periods.  The non-cash charge in the second quarter of 2009 related to the compensation arrangement between our senior executives and our general partner resulted in $2.4 million of this change.  Our general partner will bear the cash cost of this arrangement.  Slightly offsetting the increase from the compensation arrangement were declines in bonus expense and professional services expenses.

Although our average debt balance was greater in the second quarter of 2009 than the same period in 2008, lower market interest rates substantially offset the effect.  Our average interest rate under our credit facility during the second quarter of 2009 was approximately 2.2% less than in the second quarter of 2008.  Our average outstanding debt balance under the facility was approximately $183 million more in the second quarter of 2009. The increase in average debt resulted primarily from the CO2 pipeline dropdown transactions in May 2008.

Income tax expense is based on the non-qualified income generated in the period, and Texas margin tax on our operations in Texas.  In the second quarter of 2009, non-qualified income from our corporate subsidiaries decreased, resulting in a decrease in income tax expense.  As the majority of our operations are not taxable to us, income tax expense is not expected to be significant.

Available Cash

The calculation of Available Cash before Reserves for the quarters ended June 30, 2009 and 2008 is as follows:

	Three Months Ended
	June 30, 2009	June 30, 2008
	(in thousands)

Net income attributable to Genesis Energy, L.P.	$4,456	$7,328
Depreciation and amortization	16,133	16,721
Cash received from direct financing leases not
included in income	929	397
Cash effects of sales of certain assets	52	181
Effects of available cash generated by equity method
investees not included in income	170	643
Cash effects of stock appreciation rights plan	(3)	(113)
Non-cash tax expense	627	700
Earnings of DG Marine in excess of distributable cash	(904)	-
Other non-cash items, net, including equity-based
compensation	2,222	536
Maintenance capital expenditures	(1,474)	(208)
Available Cash before Reserves	$22,208	$26,185

We generated Available Cash before Reserves (a non-GAAP measure) of $22.2 million during the second quarter of 2009.  Net cash flows provided by operating activities were $15.9 million for the second quarter period in 2009.  (Please see the accompanying schedules for a reconciliation of Available Cash before Reserves, a non-GAAP measure, to net cash flow provided by operating activities, the GAAP measure.)

The decline in Available Cash before Reserves between the second quarter periods can be attributed primarily to the decrease in segment margin between periods and an increase in maintenance capital expenditures.

Distributions

Over the last four quarters, we have increased the distribution rate on our common units by a total of $0.03 per unit, or 9.5%.  Distributions paid over the last four quarters, and the distribution to be paid for the second quarter of 2009, are as follows:

		Per Unit
Distribution For	Date Paid	Amount
Second quarter 2009	August 2009	$0.3450
First quarter 2009	May 2009	$0.3375
Fourth quarter 2008	February 2009	$0.3300
Third quarter 2008	November 2008	$0.3225
Second quarter 2008	August 2008	$0.3150

    The second quarter 2009 distribution will be paid August 14, 2009 to unitholders of record on August 4, 2009.

 Liquidity

Our bank credit agreement has provisions that allow us to increase our borrowing base for material acquisitions.  Upon the completion of four full quarters of operations including the acquired operations, the EBITDA multiple used to determine the borrowing base is reduced from 4.75 times to 4.25 times.  In mid August upon reporting to our lenders our fourth full quarter of operations including the pipelines dropped down from Denbury in 2008, our borrowing base calculated upon 4.25 times our last four quarters of EBITDA will be $419 million.  This level of available credit provides us with sufficient liquidity to run our current business.  Should we want to grow through acquisitions, we have additional committed capital available up to $500 million in the form of the higher multiple and the inclusion of an agreed upon amount of pro-forma EBITDA associated with the acquisition.

Earnings Conference Call

We will broadcast our Earnings Conference Call on Thursday, August 6, 2009, at 9:00 a.m. Central time.  This call can be accessed at www.genesisenergylp.com.  Choose the Investor Relations button.  Listeners should go to this website at least fifteen minutes before this event to download and install any necessary audio software.  For those unable to attend the live broadcast, a replay will be available beginning approximately one hour after the event and remain available on our website for 30 days.  There is no charge to access the event.

Genesis Energy, L.P. is a diversified midstream energy master limited partnership headquartered in Houston, Texas.  Genesis engages in four business segments.  The Pipeline Transportation Division is engaged in the pipeline transportation of crude oil and, to a lesser extent, natural gas and carbon dioxide.  The Refinery Services Division primarily processes sour gas streams to remove sulfur at refining operations, principally located in Texas, Louisiana, and Arkansas.  The Supply and Logistics Division is engaged in the transportation, storage and supply of energy products, including crude oil and refined products.  The Industrial Gases

Division produces and supplies industrial gases such as carbon dioxide and syngas.  Genesis’ operations are primarily located in Texas, Louisiana, Arkansas, Mississippi, Alabama, and Florida.

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  Although we believe that our expectations are based upon reasonable assumptions, we can give no assurance that our goals will be achieved.  Important factors that could cause actual results to differ materially from those in the forward looking statements herein include the timing and extent of changes in commodity prices for oil, ability to obtain adequate credit facilities, managing operating costs, completion of capital projects on schedule and within budget, consummation of accretive acquisitions, capital spending, environmental risks, government regulation, our ability to meet our stated business goals and other risks noted from time to time in our Securities and Exchange Commission filings.  Actual results may vary materially.  We undertake no obligation to publicly update or revise any forward-looking statement.

(tables to follow)

Genesis Energy, L.P.
Summary Consolidated Statements of Operations - Unaudited
(in thousands except per unit amounts and volumes)

	Three Months Ended	Three Months Ended
	June 30, 2009	June 30, 2008

Revenues	$342,204	$640,540
Costs of sales	309,957	603,545
General and administrative expenses	8,306	9,166
Depreciation and amortization expense	16,133	16,721
Loss from disposal of surplus assets	60	76
OPERATING INCOME	7,748	11,032
Equity in earnings (losses) of joint ventures	264	(16)
Interest expense, net	(3,373)	(2,039)
Income before income taxes	4,639	8,977
Income tax expense	(817)	(1,648)
NET INCOME	3,822	7,329
Noncontrolling interests	634	(1)
NET INCOME ATTRIBUTABLE TO
GENESIS ENERGY, L.P.	$4,456	$7,328

NET INCOME PER COMMON UNIT -
BASIC AND DILUTED	$0.13	$0.17

Volume data:
Crude oil pipeline barrels per day (total)	58,535	67,434
Mississippi Pipeline System barrels per day	24,159	24,873
Jay Pipeline System barrels per day	9,307	11,828
Texas Pipeline System barrels per day	25,069	30,733
Free State CO2 System Mcf per day (1)	134,570	152,191
NaHS dry short tons sold	20,908	46,655
NaOH (caustic soda) dry short tons sold	19,763	16,758
Crude oil and petroleum products barrels per day	47,941	47,757
CO2 sales Mcf per day	70,621	79,968

(1) 2008 volume is for one month

Genesis Energy, L.P.
Summary Consolidated Statements of Operations - Unaudited
(in thousands except per unit amounts and volumes)

	Six Months Ended	Six Months Ended
	June 30, 2009	June 30, 2008

Revenues	$595,697	$1,126,725
Costs of sales	532,474	1,062,640
General and administrative expenses	17,060	17,690
Depreciation and amortization expense	31,552	33,510
(Gain) loss from disposal of surplus assets	(158)	94
OPERATING INCOME	14,769	12,791
Equity in earnings of joint ventures	2,170	162
Interest expense, net	(6,408)	(3,708)
Income before income taxes	10,531	9,245
Income tax expense	(1,408)	(271)
NET INCOME	9,123	8,974
Noncontrolling interests	623	(1)
NET INCOME ATTRIBUTABLE TO
GENESIS ENERGY, L.P.	$9,746	$8,973

NET INCOME PER COMMON UNIT -
BASIC AND DILUTED	$0.29	$0.20

Volume data:
Crude oil pipeline barrels per day (total)	61,562	66,733
Mississippi Pipeline System barrels per day	24,758	23,864
Jay Pipeline System barrels per day	9,369	13,222
Texas Pipeline System barrels per day	27,435	29,647
Free State CO2 System Mcf per day (1)	152,830	152,191
NaHS dry short tons sold	47,137	88,397
NaOH (caustic soda) dry short tons sold	36,663	32,663
Crude oil and petroleum products barrels per day	45,257	47,611
CO2 sales Mcf per day	70,229	76,515

(1) 2008 volume is for one month

Genesis Energy, L.P.
Consolidated Balance Sheets - Unaudited
(in thousands)

	June 30, 2009	December 31, 2008

ASSETS
Cash	$6,929	$18,985
Accounts receivable	120,701	115,104
Inventories	38,594	21,544
Other current assets	16,649	12,494
Total current assets	182,873	168,127
Property, net	292,882	282,105
CO2 contracts, net	22,350	24,379
Joint ventures and other investments	20,857	19,468
Investment in direct financing leases	175,163	177,203
Intangible assets, net	152,989	166,933
Goodwill	325,046	325,046
Other assets	15,922	15,413
Total Assets	$1,188,082	$1,178,674

LIABILITIES AND PARTNERS' CAPITAL
Accounts payable	$102,020	$99,559
Accrued liabilities	23,415	26,713
Total current liabilities	125,435	126,272
Long-term debt	399,400	375,300
Deferred tax liabilities	17,030	16,806
Other liabilities	3,169	2,834
Partners' Capital:
Genesis Energy, L.P. partners' capital	618,764	632,658
Noncontrolling interests	24,284	24,804
Total partners' capital	643,048	657,462
Total Liabilities and Partners' Capital	$1,188,082	$1,178,674

Units Data:
Common units held by general partner and affiliates	4,028,096	4,028,096
Common units held by Davison family	11,785,979	11,781,379
Common units held by others	23,665,699	23,647,299
Total common units outstanding	39,479,774	39,456,774

SEGMENT DATA - SIX MONTH PERIODS

	Pipeline	Refinery	Supply &	Industrial
	Transportation	Services	Logistics	Gases	Total
	(in thousands)
Six Months Ended June 30, 2009
Segment margin (1)	$20,572	$25,949	$12,556	$5,892	$64,969

Capital expenditures	$2,458	$1,982	$21,497	$21	$25,958
Maintenance capital
expenditures	$750	$544	$1,128	$-	$2,422

Revenues:
External customers	$22,198	$85,828	$480,151	$7,520	$595,697
Intersegment	2,665	(2,940)	275	-	-
Total revenues of reportable segments	$24,863	$82,888	$480,426	$7,520	$595,697

Six Months Ended June 30, 2008
Segment margin (1)	$11,922	$28,709	$11,841	$6,885	$59,357

Capital expenditures	$78,524	$1,710	$4,603	$2,210	$87,047
Maintenance capital
expenditures	$165	$489	$330	$-	$984

Revenues:
External customers	$15,673	$99,639	$1,003,093	$8,320	$1,126,725
Intersegment	3,498	-	(3,498)	-	-
Total revenues of reportable segments	$19,171	$99,639	$999,595	$8,320	$1,126,725

(1)
Segment margin was calculated as revenues less cost of sales, operating expenses and segment general and administrative expenses, plus our share of the distributable cash generated by our joint ventures.  Segment margin excludes the non-cash effects of our stock-based compensation plans, and includes the non-income portion of payments received under direct financing leases.  A reconciliation of segment margin to income before income taxes is presented for periods presented in the table at the end of this release.

SEGMENT MARGIN RECONCILIATION TO INCOME BEFORE INCOME TAXES

	Three Months Ended
	June 30, 2009	June 30, 2008
	(in thousands)

Segment margin	$33,006	$35,006
Corporate general and administrative expenses	(7,576)	(5,757)
Depreciation and amortization	(16,133)	(16,721)
Net loss from disposal of surplus assets	(60)	(76)
Interest expense, net	(3,373)	(2,039)
Non-cash expenses not included in segment margin	(126)	(396)
Other non-cash items affecting segment margin	(1,099)	(1,040)
Income before income taxes	$4,639	$8,977

	Six Months Ended
	June 30, 2009	June 30, 2008
	(in thousands)

Segment margin	$64,969	$59,357
Corporate general and administrative expenses	(15,077)	(10,986)
Depreciation and amortization	(31,552)	(33,510)
Net gain (loss) from disposal of surplus assets	158	(94)
Interest expense, net	(6,408)	(3,708)
Non-cash expenses not included in segment margin	(842)	(204)
Other non-cash items affecting segment margin	(717)	(1,610)
Income before income taxes	$10,531	$9,245

CALCULATION OF NET INCOME PER COMMON UNIT
(in thousands, except per unit amounts)
	Three Months Ended
	June 30, 2009	June 30, 2008
Numerators for basic and diluted net income
per common unit:
Net income attributable to Genesis Energy, L.P.	$4,456	$7,328
Less: General partner's incentive distribution
to be paid for the period	(1,427)	(633
Add: Expense for Class B Membership Awards	2,353	-
Subtotal	5,382	6,695
Less: General partner 2% ownership	(108)	(134
Income available for common unitholders	$5,274	$6,561

Denominator for basic per common unit:
Common Units	39,464	38,675

Denominator for diluted per common unit:
Common Units	39,464	38,675
Phantom Units	154	56
	39,618	38,731

Basic net income per common unit	$0.13	$0.17	(1)
Diluted net income per common unit	$0.13	$0.17	(1)

	Six Months Ended
	June 30, 2009	June 30, 2008
Numerators for basic and diluted net income
per common unit:
Net income attributable to Genesis Energy, L.P.	$9,746	$8,973
Less: General partner's incentive distribution
to be paid for the period	(2,552)	(1,062
Add: Expense for Class B Membership Awards	4,499	-
Subtotal	11,693	7,911
Less: General partner 2% ownership	(234)	(158
Income available for common unitholders	$11,459	$7,753

Denominator for basic per common unit:
Common Units	39,460	38,464

Denominator for diluted per common unit:
Common Units	39,460	38,464
Phantom Units	132	50
	39,592	38,514

Basic net income per common unit	$0.29	$0.20	(1)
Diluted net income per common unit	$0.29	$0.20	(1)

(1)  Amounts have been adjusted to reflect the adoption of EITF 07-4, which requires the subtraction in this calculation of the incentive distributions to be paid with respect to the quarter rather than incentive distributions paid in the quarter.  Previously reported basic and diluted net income per common unit was $0.17 and $0.21 for the three and six month periods, respectively.

GAAP to Non-GAAP Financial Measure Reconciliation

AVAILABLE CASH BEFORE RESERVES RECONCILIATION TO
NET CASH FLOWS FROM OPERATING ACTIVITIES

	Three Months Ended
	June 30, 2009	June 30, 2008	March 31, 2009
	(in thousands)

Net cash flows from operating activities (GAAP measure)	$15,909	$5,313	$3,157
Adjustments to reconcile net cash flow provided by
operating activities to Available Cash before
reserves:
Maintenance capital expenditures	(1,474)	(208)	(948)
Proceeds from asset sales	52	181	405
Amortization and write-off of credit facility issuance
costs	(481)	(267)	(480)
Effects of available cash from joint ventures not
included in operating cash flows	34	329	217
DG Marine earnings in excess of distributable cash	(904)	-	(1,970)
Other items affecting Available Cash	443	1,722	750
Net effect of changes in operating accounts not
included in calculation of Available Cash	8,629	19,115	20,211
Available Cash before Reserves (Non-GAAP measure)	$22,208	$26,185	$21,342

CHANGES IN OPERATING ACCOUNTS NOT INCLUDED IN CALCULATION
OF AVAILABLE CASH BEFORE RESERVES

	Three Months Ended
	June 30, 2009	June 30, 2008	March 31, 2009
	(in thousands)
Decrease (increase) in:
Accounts receivable	$(11,577)	$(36,495)	$3,971
Inventories	(10,534)	(868)	(2,851)
Other current assets	(3,491)	295	(2,373)
Increase (decrease) in:
Accounts payable	13,409	13,491	(10,099)
Accrued liabilities	3,564	4,462	(8,859)
Net changes in components of operating assets
and liabilities	$(8,629)	$(19,115)	$(20,211)

This press release and the accompanying schedules include a non-generally accepted accounting principle (“non-GAAP”) financial measure of available cash.  The accompanying schedule provides a reconciliation of this non-GAAP financial measure to its most directly comparable financial measure calculated in accordance with generally accepted accounting principles in the United States of America (“GAAP”). Our non-GAAP financial measure should not be considered as an alternative to GAAP measures of liquidity or financial performance.  We believe that investors benefit from having access to the same financial measures being utilized by management, lenders, analysts and other market participants.

Available cash. Available Cash before Reserves is a liquidity measure used by management to compare cash flows generated by us to the cash distribution paid to our limited partners and general partner.  This is an important financial measure to the external users of financial statements, such as investors, commercial banks, research analysts and rating agencies, to assess: (1) the financial performance of our assets without regard to financing methods, capital structures, or historical cost basis; (2) the ability of our assets to generate cash sufficient to pay interest cost and support our indebtedness; (3) our operating performance and return on capital as compared to those of other companies in the midstream energy industry, without regard to financing and capital structure; and (4) the viability of projects and the overall rates of return on alternative investment opportunities.  Lastly, Available Cash before Reserves (also referred to as distributable cash flow) is the quantitative standard used throughout the investment community with respect to publicly-traded partnerships.  Available Cash before Reserves data presented in this press release may not be comparable to similarly titled measures of other companies as Available Cash before Reserves excludes some, but not all items that affect net income or loss and because these measures may vary among other companies.

We define available cash as net income or loss as adjusted for specific items, the most significant of which are the addition of non-cash expenses (such as depreciation), the substitution of cash generated by our joint ventures in lieu of our equity income attributable to such joint ventures, the elimination of gains and losses on asset sales (except those from the sale of surplus assets) and the subtraction of maintenance capital expenditures, which are expenditures that are necessary to sustain existing (but not to provide new sources of) cash flows.

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